Exhibit 10.2

HANOVER COMPRESSOR COMPANY AWARD NOTICE TIME-VESTED RESTRICTED STOCK
Hanover Compressor Company (the “Company”), has granted to you, [NAME] (“the Participant”), shares of restricted stock under the Hanover Compressor Company 2006 Stock Incentive Plan (the “Plan”). All capitalized terms in this Notice have the same meaning ascribed to them in the Plan.
The main terms of your Award are as follows:
     1. Award. You have been granted [NUMBER] shares of Company restricted stock (the “Award” or “Restricted Stock”).
     2. Grant Date. The date of this Restricted Stock Award is July 21, 2006 (the “Grant Date”).
     3. Vesting. Your Award is subject to a vesting schedule. A portion of your Award (rounded to the nearest whole number) will automatically vest on each of the dates (a “Vesting Date”) indicated in the table below. However, you must be employed by the Company or one of its subsidiaries at all times from the Grant Date up to and including the applicable Vesting Date for the Award to vest. Contact Wachovia at (866) 311-5694 or (713) 853-2400 with any questions concerning the vesting of your Award.

Vesting Date	Number of Shares Vested
July 21, 2007	[SHARES VESTING]
July 21, 2008	[SHARES VESTING]
July 21, 2009	[SHARES VESTING]
     4. Termination of Employment. If your employment with the Company or a subsidiary terminates for any reason (other than as a result of death, Disability or a Corporate Change), the unvested portion of your Award will be automatically forfeited on the date of such event unless the Compensation Committee directs otherwise. If your employment with the Company terminates as a result of your death, Disability or a Corporate Change, the unvested portion of your Award will immediately vest in full and all restrictions applicable to your Award will cease as of that date. In the event your employment terminates due to Retirement, it will be within the discretion of the Compensation Committee to vest or not vest any unvested portion of your Award.
     5. Stockholder Rights. You will have the right to vote your shares of Restricted Stock and receive dividends, if any, with respect to your Restricted Stock, regardless of vesting; however, the Company will withhold delivery of your Restricted Stock shares until they are vested.
     6. Non-Transferability. Before you are vested in your Award, you cannot sell, transfer, pledge exchange or otherwise dispose of your shares of Restricted Stock (except by will or the laws of descent and distribution).
     7. No Right to Continued Employment. Nothing in this Notice guarantees your continued employment with the Company or its subsidiaries or interferes in any way with the right of the Company or its subsidiaries to terminate your employment at any time.

     8. Withholding. Your Award is subject to applicable income tax, social insurance, or social security withholding obligations. If necessary, the Company reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.
     9. Plan Governs. This Notice is subject to the terms of the Plan, a copy of which is available on the Company’s website or which will be provided to you upon written request addressed to Hanover Compressor Company, Compensation & Benefits Department, 12001 N. Houston Rosslyn, Houston, Texas 77086. In the event of a discrepancy between this Notice and the Plan, the Plan shall govern.
     10. Participant Acceptance. If you do not accept the Award or the terms of the Award, you must notify the Company in writing at the address provided above within thirty (30) days of delivery of this Notice. Otherwise, the Company will deem the Award and the terms of the Award accepted by you.

ON BEHALF OF HANOVER COMPRESSOR COMPANY AND ITS SUBSIDIARIES
By:	/s/ John E. Jackson
John E. Jackson
President and Chief Executive Officer